April 20, 2017                            Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2017 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter, ending April 2, 2017.

First Quarter Highlights

•	First quarter 2017 GAAP earnings per diluted share were $0.53, compared with $0.59 in 2016.

•
First quarter 2017 GAAP results included $0.06 per diluted share, after tax, in restructuring costs and acquisition-related expenses. In the first quarter of 2016, GAAP results included $0.06 per diluted share, after tax, in asset impairment and restructuring expenses.

•
Base net income attributable to Sonoco (base earnings) for first quarter 2017 was $0.59 per diluted share, compared with $0.65 in 2016. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided first-quarter 2017 base earnings guidance of $0.55 to $0.63 per diluted share.

•	First-quarter 2017 net sales were $1.17 billion, down from $1.23 billion in 2016.

•
Cash flow from operations was $67.4 million in the first quarter of 2017, compared with $66.4 million in 2016. Free cash flow for the first quarter was a negative $18.4 million, compared with a negative $22.1 million in 2016. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

•
On March 14, 2017, Sonoco completed the acquisition of Peninsula Packaging Company, a leading manufacturer of thermoformed packaging for fresh fruit and vegetables based in Exeter, Calif. Sonoco acquired Peninsula Packaging for approximately $230 million, financing the transaction from a combination of available cash and a $150 million three-year term loan.

Second Quarter and Full Year Guidance Update

•
Base earnings for the second quarter of 2017 are estimated to be in the range of $0.67 to $0.73 per diluted share. This guidance takes into consideration the negative impact of the 2016 divestiture of the Company's blowmolding and other smaller operations, which more than offset the current-period acquisition of Peninsula Packaging and several smaller acquisitions made in 2016. Base earnings in the second quarter of 2016 were $0.73 per diluted share.

•
Full-year 2017 base earnings guidance has been updated to a range of $2.73 to $2.83, which includes a targeted $0.07 per diluted share expected to come from acquisitions, including Peninsula Packaging. This updated guidance is essentially unchanged from the Company's previous guidance range of $2.66 to $2.76 per diluted share, which excluded a targeted $0.06 to $0.08 per diluted share from acquisitions and/or share repurchases.

•	As previously guided, 2017 operating cash flow and free cash flow are expected to be approximately $470 million and $125 million, respectively.

Note: Second-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7000
www.sonoco.com

Sonoco Reports First Quarter 2017 Results - page 2

First Quarter Review
Commenting on the Company’s first quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Despite an unprecedented and unexpected sharp increase in recovered paper prices, which is the primary raw material used in our Paper and Industrial Converted Products segment, Sonoco was still able to achieve the midpoint of our first-quarter guidance. Overall, compared to the prior-year quarter, the Company's earnings were negatively impacted by lower volume/mix; divestitures, net of acquisitions; a negative price/cost relationship; and higher labor, maintenance, pension and other operating expenses. Partially offsetting the quarter's headwinds were procurement savings, fixed-cost productivity, lower management incentive expense, and a lower effective tax rate.

“Operating profit in our Consumer Packaging segment declined 8 percent from the prior-year quarter; however, operating margin remained at a solid 12 percent. The decline in segment operating profit was due primarily to the November 2016 sale of the Company's blowmolding operations and lower composite can volume in Europe and North America. Segment sales declined by 9 percent, due to the divestiture of the Company's blowmolding operations, net of acquisitions, lower volume and the negative impact of foreign exchange, partially offset by higher selling prices implemented to recover rising raw material costs and other inflation.

"Our Display and Packaging segment's operating profit was essentially flat with last year's quarter. Segment sales declined 21 percent primarily due to discontinuance of the Company's contract packaging center in Mexico, which had little effect on operating profits. Results also reflect lower volume in domestic displays and retail packaging, and the negative impact of foreign exchange.

“Operating profit in our Paper and Industrial Converted Products segment declined approximately 26 percent as the average price for recovered paper in the Company's U.S. and Canada operations increased nearly 90 percent from the prior year's quarter, resulting in a significant negative price-cost relationship as the Company was unable to immediately pass on the higher costs to our paper, tube and core customers. Higher labor, maintenance, pension and other expenses also negatively impacted operating profit. Current-quarter segment sales grew by 5 percent due primarily to higher recovered paper prices, partially offset by the divestiture of a paperboard mill in France, lower volume and the negative impact of foreign exchange.

“Operating profit in our Protective Solutions segment declined 10 percent from the prior-year quarter, as negative volume/mix, a negative price/cost relationship, and higher labor, maintenance and other operating costs were only partially offset by fixed-cost productivity improvements. Sales improved slightly in the quarter due primarily to acquisitions.”

GAAP net income attributable to Sonoco in the first quarter was $53.7 million, or $0.53 per diluted share, compared with $59.9 million, or $0.59 per diluted share, in 2016. Base earnings in the first quarter were $59.9 million, or $0.59 per diluted share, compared with $66.5 million, or $0.65 per diluted share, in 2016. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

First quarter GAAP earnings include after-tax restructuring costs and acquisition-related expenses of $6.1 million, or $0.06 per diluted share. In the first quarter of 2016, GAAP results included $0.06 per diluted share, after tax, in restructuring-related charges.

Net sales for the first quarter were $1.17 billion, down $54.0 million, or 4.4 percent, from last year’s quarter. The decline in sales was a result of the previously mentioned divested businesses, net of acquisitions; the discontinuation of the Company's contract packaging business in Mexico; and the negative impact of foreign exchange, partially offset by higher selling prices, primarily attributed to rising recovered paper costs.

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Sonoco Reports First Quarter 2017 Results - page 3

Gross profits were $220.2 million in the first quarter, down $25.1 million, compared with $245.3 million in the same period in 2016. Gross profit as a percent of sales declined to 18.8 percent, compared with 20.0 percent in the same period in 2016. The gross profit percentage reduction in the quarter was due primarily to an unfavorable price/cost relationship, most notably in our Industrial Segment. First-quarter selling, general and administrative expenses were down $8.1 million from the prior year at $126.1 million, driven by the previously mentioned divested businesses, net of acquisitions, lower management incentives and fewer fiscal days, partially offset by wage and other inflation.

Cash generated from operations in the first quarter was $67.4 million, compared with $66.4 million in the same period in 2016. This $1.0 million improvement was a combination of several mostly offsetting factors. Net working capital provided $65.0 million more year over year, driven by enhanced collections of items outstanding at the end of 2016 and timing of payments to suppliers. This year-over-year improvement was offset by increases in cash paid for income taxes, higher cash contributions to the Company's pension plan, timing of various collections and payments of miscellaneous receivables and liabilities, as well as lower net income.

During the quarter, net capital expenditures were $49.0 million, compared to $53.1 million in the prior year quarter; and cash dividends paid were $36.8 million, compared to $35.4 million in the prior year.

Free cash flow for the first quarter was a negative $18.4 million, compared with a negative $22.1 million in the same quarter last year. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

At April 2, 2017, total debt was approximately $1.25 billion, compared with $1.05 billion as of December 31, 2016. At the end of the first quarter, the Company had a total debt-to-total-capital ratio of 43.8 percent, compared with 40.4 percent at December 31, 2016. Cash and cash equivalents were $212.8 million as of April 2, 2017, compared with $257.2 million at December 31, 2016. The increase in the debt ratio as well as the reduction in cash was due to the $230 million acquisition of Peninsula Packaging, which was partially financed by a new $150 million three-year term loan.

Corporate
Net interest expense for the first quarter of 2017 declined to $12.1 million, compared with $13.8 million during the same period in 2016, primarily due to lower average borrowings in the current-year quarter. The 2017 first-quarter effective tax rates on GAAP and base earnings were 32.8 percent and 30.9 percent, respectively, compared with 33.2 percent and 33.0 percent, respectively, in the prior year’s quarter. The year-over-year decrease in the GAAP tax rate was due to the adoption of FASB Accounting Standards Update 2016-9 regarding accounting for share-based compensation, which requires excess tax benefits to be utilized as an offset to tax expense beginning in the 2017 period.  This guidance was not retroactively applied to 2016. This benefit was mostly offset by expenses related to the settlement of an audit in Canada. The expense related to the audit settlement is a non-base item. The absence of this expense caused the change in the base rate to be more favorable year over year.

Second Quarter and Full-Year 2017 Outlook
Sonoco expects second-quarter 2017 base earnings to be in the range of $0.67 to $0.73 per diluted share. This guidance takes into consideration the negative impact of the previously mentioned 2016 divestitures, partially offset by the current-period acquisition of Peninsula Packaging and other acquisitions completed in 2016. Base earnings in the second quarter of 2016 were $0.73 per diluted share.

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Sonoco Reports First Quarter 2017 Results - page 4

Full-year 2017 base earnings guidance is expected to be a range of $2.73 to $2.83, which includes a targeted $0.07 per diluted share expected to come from acquisitions, including Peninsula Packaging. This updated guidance is essentially unchanged from the Company's previous guidance range of $2.66 to $2.76 per diluted share, which excluded a targeted $0.06 to $0.08 per diluted share from acquisitions and/or share repurchases. The Company’s 2017 base earnings guidance anticipates a 31.0 percent effective tax rate for the year.

Operating cash flow in 2017 is expected to be approximately $470 million, and free cash flow is expected to be approximately $125 million, each of which remains unchanged from previous guidance.

Note: Second-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “While we are starting the second quarter somewhat behind the price/cost curve, we have announced necessary price increases, along with contractual resets in nearly all of our businesses that should allow us to recover as the year progresses from the significant raw material inflation we experienced in the first quarter.

"As we manage these headwinds, we continue to be pleased with the performance of our consumer-related businesses, which accounted for nearly two-thirds of our operating profit in the quarter. We continue to see consumer demand lag for processed foods sold in the center of the store, while demand for fresh foods sold on the perimeter continues to show solid growth. Our recognition of this changing consumer behavior is exactly what led us to our recent acquisition of Peninsula Packaging. Our expansion to capture share at the perimeter of the store is just one example of how we are executing our strategy to grow our fresh and prepared food packaging offerings in thermoformed containers and flexible packaging. This broadening of our consumer portfolio offers new growth opportunities that will complement our existing innovative offerings for processed food packaging. Combined, we will significantly expand our presence at retail, as well as expanding the solutions we have to offer our customers.

"Overall, we remain optimistic for the rest of 2017. We are focused on launching new consumer-based customer initiatives, such as our new packaging center for Duracell in Atlanta, and the continued commercial expansion of our TruVue®  clear can. We also are actively exploring further growth opportunities through rational, strategic acquisitions in Consumer Packaging and Protective Solutions. Finally, we will continue to look at ways to further optimize our portfolio, while aggressively pursuing new and different alternatives to improve performance in our Industrial businesses and continuing to manage our cost structure throughout the Company."

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

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Sonoco Reports First Quarter 2017 Results - page 5

First-quarter 2017 sales for the segment were $482 million, compared with $527 million in 2016. Segment operating profit was $58.0 million in the first quarter, compared with $62.9 million in the same quarter of 2016.

Segment sales declined 8.6 percent compared to the prior-year quarter due to the divestiture of the Company's blowmolding operations, net of acquisitions, lower volume and the negative impact of foreign exchange, partially offset by higher selling prices. Segment operating profit decreased 7.7 percent over the prior-year quarter due to the sale of the blowmolding operations, net of acquisitions, and lower composite can volume in Europe and North America. In addition, results were negatively impacted by higher labor, maintenance, pension and other operating expenses. Partially offsetting these negative factors were fixed-cost productivity improvements and a positive price/cost relationship.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

First quarter 2017 sales for this segment were $115 million, compared with $144 million in 2016. Segment operating profit was $3.2 million in the quarter, compared with $3.3 million in the prior-year quarter.

Sales declined 20.5 percent compared to last year’s quarter due primarily to the discontinuance of the Company's contract packaging center in Mexico, lower volume in domestic displays and retail packaging, and the negative impact of foreign exchange. Operating profit in the segment was essentially flat year over year, as negative volume/mix in domestic display and retail packaging was nearly offset by fixed-cost productivity.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

First-quarter 2017 sales for the segment were $443 million, up from $423 million in 2016. Segment operating profit was $24.7 million in the first quarter, compared with $33.3 million in 2016.

Segment sales grew approximately 4.6 percent during the quarter due to higher recovered paper prices, partially offset by the divestiture of a paperboard mill in France, lower volume and the negative impact of foreign exchange.
Segment operating profit declined 25.8 percent compared to the prior year quarter due to a negative price/cost relationship and higher labor, maintenance, pension and other operating expenses.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

First quarter 2017 sales were $133 million, compared with $132 million in 2016. Operating profit was $10.9 million, compared with $12.0 million in the first quarter of 2016.

This segment’s 1.1 percent increase in first-quarter sales came from acquisitions and was partially offset by negative volume/mix. Operating profit was down 9.7 percent in the quarter, as negative volume/mix and price/cost were partially offset by fixed-cost productivity improvement.

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Sonoco Reports First Quarter 2017 Results - page 6

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 3220993. The archived call will be available through April 30, 2017. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 20,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

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Sonoco Reports First Quarter 2017 Results - page 7

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

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Sonoco Reports First Quarter 2017 Results - page 8

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports First Quarter 2017 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended
	April 2, 2017	April 3, 2016

Net sales	$1,172,324	$1,226,276
Cost of sales	952,102	981,023
Gross profit	220,222	245,253
Selling, general and administrative expenses	126,138	134,193
Restructuring/Asset impairment charges	4,111	9,228
Income before interest and income taxes	$89,973	$101,832
Net interest expense	12,058	13,787
Income before income taxes	77,915	88,045
Provision for income taxes	25,539	29,194
Income before equity in earnings of affiliates	52,376	58,851
Equity in earnings of affiliates, net of tax	1,954	1,339
Net income	54,330	60,190
Net income attributable to noncontrolling interests	(597)	(276)
Net income attributable to Sonoco	$53,733	$59,914

Weighted average common shares outstanding – diluted	100,980	102,329

Diluted earnings per common share	$0.53	$0.59
Dividends per common share	$0.37	$0.35

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 2, 2017	April 3, 2016
Net sales
Consumer Packaging	$482,181	$527,338
Display and Packaging	114,635	144,267
Paper and Industrial Converted Products	442,502	423,074
Protective Solutions	133,006	131,597
Consolidated	$1,172,324	$1,226,276

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$58,010	$62,865
Display and Packaging	3,183	3,281
Paper and Industrial Converted Products	24,723	33,299
Protective Solutions	10,861	12,026
Restructuring/Asset impairment charges	(4,111)	(9,228)
Other, net	(2,693)	(411)
Consolidated	$89,973	$101,832

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Sonoco Reports First Quarter 2017 Results - page 10

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 2, 2017	April 3, 2016
Net income	$54,330	$60,190
Asset impairment charges	337	—
Depreciation, depletion and amortization	49,008	53,572
Net pension and postretirement plan expenses/(contributions)	(31,204)	(21,385)
Changes in working capital	(5,070)	(70,054)
Other operating activity	(3)	44,064
Net cash provided by operating activities	67,398	66,387

Purchase of property, plant and equipment, net	(48,974)	(53,093)
Cost of acquisitions, net of cash acquired	(221,417)	—
Net debt proceeds/(repayments)	193,660	2,794
Cash dividends	(36,840)	(35,396)
Shares acquired under announced buyback	—	(15,318)
Other, including effects of exchange rates on cash	1,737	4,530

Net increase/(decrease) in cash and cash equivalents	(44,436)	(30,096)
Cash and cash equivalents at beginning of period	$257,226	$182,434
Cash and cash equivalents at end of period	$212,790	$152,338

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	April 2, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$212,790	$257,226
Trade accounts receivable, net of allowances	663,312	625,411
Other receivables	43,003	43,553
Inventories	430,359	372,814
Prepaid expenses and deferred income taxes	41,831	49,764
	1,391,295	1,348,768
Property, plant and equipment, net	1,155,192	1,060,017
Goodwill	1,156,674	1,092,215
Other intangible assets, net	273,894	224,958
Other assets	213,350	197,245
	$4,190,405	$3,923,203
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$787,602	$751,827
Notes payable and current portion of long-term debt	76,712	32,045
Income taxes payable	18,086	18,744
	$882,400	$802,616
Long-term debt, net of current portion	1,177,188	1,020,698
Pension and other postretirement benefits	419,180	447,339
Deferred income taxes and other	102,770	97,845
Total equity	1,608,867	1,554,705
	$4,190,405	$3,923,203

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Sonoco Reports First Quarter 2017 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports First Quarter 2017 Results - page 12

		Non-GAAP Adjustments
Three Months Ended April 2, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	89,973	4,111	2,693	96,777
Interest expense, net	12,058	—	—	12,058
Income before income taxes	77,915	4,111	2,693	84,719
Provision for income taxes	25,539	1,298	(641)	26,196
Income before equity in earnings of affiliates	52,376	2,813	3,334	58,523
Equity in earnings of affiliates, net of taxes	1,954	—	—	1,954
Net income	54,330	2,813	3,334	60,477
Net (income) attributable to noncontrolling interests	(597)	(2)	—	(599)
Net income attributable to Sonoco	$53,733	$2,811	$3,334	$59,878

Per Diluted Share	$0.53	$0.03	$0.03	$0.59

		Non-GAAP Adjustments
Three Months Ended April 3, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	101,832	9,228	411	111,471
Interest expense, net	13,787	—	—	13,787
Income before income taxes	88,045	9,228	411	97,684
Provision for income taxes	29,194	2,920	104	32,218
Income before equity in earnings of affiliates	58,851	6,308	307	65,466
Equity in earnings of affiliates, net of taxes	1,339	—	—	1,339
Net income	60,190	6,308	307	66,805
Net (income) attributable to noncontrolling interests	(276)	(7)	—	(283)
Net income attributable to Sonoco	$59,914	$6,301	$307	$66,522

Per Diluted Share	$0.59	$0.06	$—	$0.65

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)Consists primarily of costs related to acquisitions and potential acquisitions which were partially offset by insurance settlement gains. Additionally, includes non-base tax charges related to settlement of an income tax audit in Canada.

(3)Consists primarily of costs related to acquisitions and potential acquisitions.

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Sonoco Reports First Quarter 2017 Results - page 13

	Three Months Ended
FREE CASH FLOW*	April 2, 2017	April 3, 2016

Net cash provided by operating activities	$67,398	$66,387
Purchase of property, plant and equipment, net	(48,974)	(53,093)
Cash dividends	(36,840)	(35,396)
Free Cash Flow	$(18,416)	$(22,102)

	Twelve Months Ended
	Estimated	Actual
FREE CASH FLOW*	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$470,000	$398,679
Purchase of property, plant and equipment, net	(191,000)	(186,741)
Cash dividends	(154,000)	(146,364)
Free Cash Flow	$125,000	$65,574

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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